SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 20, 2005

Date of Report (date of earliest event reported)

ALTIRIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-49793	87-0616516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

588 West 400 South

Lindon, Utah 84042

(Address of principal executive offices)

(801) 805-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 20, 2005, Altiris, Inc. (the “Registrant”) implemented a Senior Management Severance Plan, the form of which is attached as Exhibit 10.9 to this Current Report on Form 8-K (the “Severance Plan”). Pursuant to the Severance Plan, eligible Registrant employees whose employment is terminated as a result of an involuntary termination (as defined in the Severance Plan) within six months following a change of control (as defined in the Severance Plan) will receive (i) a lump sum severance payment equal to twelve months’ base salary; (ii) 100% of such eligible employee’s target bonus for the year in which the change of control (as defined in the Severance Plan) occurs; (iii) full vesting of any unvested stock options; (iv) a release of any right by the Registrant to repurchase Registrant common stock owned by such eligible employee; and (v) twelve months’ paid health, dental, vision and life insurance benefits. In addition, any eligible employee who remains continuously employed by the Registrant through the six month anniversary of any change of control (as defined in the Severance Plan) is also entitled to receive the payments and benefits listed in (i) through (v) of the previous sentence as a retention payment. The Registrant’s obligation to make any severance or retention payments under the Severance Plan is conditioned on the eligible employee’s covenant not to solicit the Registrant’s employees to terminate their employment with the Registrant. An employee becomes eligible to participate in the Severance Plan when he or she receives a Notice of Participation from the Registrant and signs and returns such Notice of Participation to the Registrant. Temporary employees and employees with a separate written employment contract with the Registrant relating to severance benefits, among others, are ineligible to participate in the Severance Plan.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, a copy of which is attached hereto as Exhibit 10.9 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Exhibit Title

10.9	Senior Management Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIRIS, INC.

By:	/s/ Stephen C. Erickson
Stephen C. Erickson Vice President and Chief Financial Officer
Dated:	October 26, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

10.9	Senior Management Severance Plan